Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

BIOLASE, Inc.

Lake Forest, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 28, 2023, relating to the consolidated financial statements and schedule of BIOLASE, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-1.

/s/ BDO USA, P.C.

Costa Mesa, California

December 26, 2023